UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2006

Conexant Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 MacArthur Boulevard, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

• Modification of Stock Options of Director and Cash Award

Dipanjan Deb, a director of Conexant Systems, Inc. (the "Company") did not stand for re-election to the Board in order to pursue other interests and his term expired on February 22, 2006.

Under the Company’s Directors Stock Plan (the "Plan"), as amended and effective February 27, 2004, a director who retires from the Board after attaining age fifty-five (55) and completing at least five (5) years of service will have all unvested stock options granted under the Plan become fully vested and exercisable for the lesser of five (5) years or the life of the option. Because Mr. Deb did not satisfy the Plan’s age criteria he did not qualify for the immediate vesting and five year post-termination exercise period. In recognition of Mr. Deb’s six (6) years of combined service as a director of the Company and prior to that of GlobespanVirata, Inc., the Board of Directors determined to treat Mr. Deb equally to a director who has attained at least age fifty-five (55) and fulfilled at least five (5) years of service. In addition, in further recognition of Mr. Deb’s long and valuable service to the Company, the Board granted him a cash award of Fifty Thousand Dollars ($50,000).

On February 21, 2006, pursuant to duly adopted resolutions, the Board of Directors approved the cash award of Fifty Thousand Dollars ($50,000) and modified the stock options granted to Mr. Deb under the Plan and under the Globespan Semiconductor Inc. 1999 Director Stock Plan such that at the close of business on February 21, 2006 all Mr. Deb’s stock options became fully vested and exercisable for the lesser of five (5) years or the life of the option. Additionally, any Company stock options held by Mr. Deb on February 21, 2006 which had an exercise price less than the closing price of the Company’s common stock on the NASDAQ Stock Market, Inc. on that date were modified to increase their exercise price to the closing price of the stock on that date.

Mr. Deb recused himself from the Board’s decision and agreed to the modification of certain of his options to increase their exercise price.

• Grant of Performance Shares to Dwight W. Decker

On February 22, 2006, the Compensation and Management Development Committee of the Board of Directors (the "Committee") of the Company awarded Dwight W. Decker, the Company’s Chairman of the Board and Chief Executive Officer, a performance share award (the "Performance Share Award") pursuant to the Company’s 2001 Performance Share Plan covering 275,000 shares of the Company’s common stock. This Performance Share Award is an incentive to help drive the Company’s performance towards completion of Phase III of its recovery strategy. Additionally, it is a retention vehicle to ensure stability and continuity while working towards that goal as well as positioning the Company for sustainable long-term growth.

The Committee also established the criteria that will be used to determine the vesting for the Performance Share Award. The Performance Share Award will vest at the sole discretion of the Committee based upon its assessment of Mr. Decker’s performance. The Committee will consider a number of factors in assessing Mr. Decker’s performance, including, but not limited to, achievement and progress in the areas of Conexant’s Phase III recovery strategy, strategic planning, financial results, succession planning, leadership and investor relations.

The above description of certain terms and conditions of the Performance Share Award is qualified in its entirety by reference to the full text of the Company’s 2001 Performance Share Plan and Mr. Decker’s Performance Share Award Grant Letter and Terms and Conditions, which are attached hereto as Exhibit 10.1 and exhibit 10.2, respectively, and incorporated herein by reference.

• Adoption of 2006 Board of Directors Remuneration

On February 22, 2006, the Company’s Board of Directors duly adopted resolutions increasing remuneration for the independent directors. The decision to change the remuneration was based on many factors including, but not limited to, a review of recent treads and developments in director compensation provided by the Semler Brossy Consulting Group, and after considering the actual activities and expectations required of the Company’s directors.

The annual base retainer will remain at $30,000; but the annual retainer for serving on a committee will be $7,500 per committee. Committee chairmen will receive an annual chairmanship fee of $15,000, except that the Chairman of the Audit Committee shall receive $20,000. The fee for attending a meeting of the board, whether in person or by telephone, shall be $1,500 per meeting; and, the fee for attending a committee meeting, whether in person or by telephone and whether any other board or committee meeting is scheduled on the same date, shall be $1,000 per day. The other aspects of the directors’ remuneration remain the same. A copy of the summary sheet on director remuneration as is handed out to the directors is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Performance Share Award Grant Letter, dated February 22, 2006

Exhibit 10.2 Terms and Conditions for February 22, 2006 Performance Share Award to Dwight W. Decker

Exhibit 10.3 Summary Sheet of Board Remuneration

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conexant Systems, Inc.

February 27, 2006	By:	Dennis E. O'Reilly

Name: Dennis E. O'Reilly
Title: Senior Vice President, Chief Legal Officer and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Performance Share Award Grant Letter, dated February 22, 2006
10.2	Terms and Conditions for February 22, 2006 Performance Share Award to Dwight W. Decker
10.3	Summary Sheet of Board Remuneration